Exhibit 99.21

            [FORM OF REMINDER E-MAIL MESSAGE TO ELIGIBLE COLLEAGUES]





Subject: Stock Option Exchange Program Reminder

If you choose to participate in the Stock Option Exchange Program, this coming Tuesday, January 21st is the deadline for making your election. If your properly completed Election Letter and Personalized Election Form are not received by Janet Smith by 12:00 midnight, January 21, 2003, you will not be allowed to participate in the program.

Due to the short amount of time remaining, if you want to participate in the program, we strongly recommend that you send your forms this week. Remember: forms must be received by January 21, not postmarked by this date.

Election forms received after 12:00 midnight on January 21, 2003 will NOT be accepted!

Questions? If you have questions, please contact your HR Manager http://intra/home/hr/hr_team.htm#services
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Remember: if you do not want to participate in the Stock Option Exchange
Program, you do not need to make an election. No response from you will mean that your Current Options remain in effect under the original terms and conditions of those options.